Exhibit (a)(11)

CIENA CORPORATION
STOCK OPTION EXCHANGE PROGRAM
PRESENTATION Q&As

GENERAL

Q.	May I tender only a portion of an option grant?

A.	No. See page 4 of the offer. You may not exchange only part of an option grant. For example, if you have an outstanding option for 100 shares and you want to exchange that option, you must put in all 100 shares.

Q.	Can I exchange options that were already exercised?

A.	No. Shares that you acquired on the exercise of options are ineligible to be exchanged. However, you may tender the balance of unexercised option shares from a partially exercised grant.

Q.	Is there a minimum number of option shares that must be exchanged?

A.	No.

Q.	Can I send in multiple requests for cancellations of options?

A.	Yes. You may submit multiple requests as long as each request relates to a separate grant and as long as all letters of transmittal are received before 5:00 p.m. Eastern Daylight time on May 17, 2002.

Q.	Does participation in the program affect options that I do not exchange?

A.	No. If you do not tender certain options in the program, you may exercise those options, to the extent that they have vested, at any time.

Q.	What happens if I participate in the plan and am no longer a CIENA employee on the new grant date? Does it matter whether I am laid off?

A.	See page 8 of the offer. If your employment is terminated for any reason between the cancellation date and the new grant date, you will not receive new options under the program. The old options will be forfeited and canceled.

Q.	What will happen to options tendered by people whose employment is terminated before the new grant date?

A.	All options tendered for exchange will be canceled and placed back in the option pool.

Q.	Do you have an estimate of the number of shares that will be returned to the option pool?

A.	Not at this time. We know how many options are available for cancellation under the program, but the number of options returned to the pool will depend on how many employees participate in the program and to what extent they tender their options for exchange.

Q.	What happens if I leave CIENA after the new grant date but prior to expiration of the six month waiting period on exercising new options?

A.	If your employment with CIENA is terminated for any reason after the new grant date, the six month waiting period will no longer apply, and you will be entitled to exercise all new options that have vested prior to the date of termination.

Q.	Is the stock that I purchase through payroll deduction affected by the program?

A.	No. The Employee Stock Purchase Plan (ESPP) is not a part of this program.

Q.	If I tender an option with an exercise price over $40, do I have to tender the supplemental grant upon which it was based?

A.	No. While the supplemental grants are eligible to be exchanged, they are a separate grant with a separate grant number.

Q.	If I choose not to participate in the program, or if I only exchange some of my options, is my ability to exercise vested options that I do not tender affected?

A.	No. Your ability to exercise non-tendered options is not affected in any way.

PROGRAM RATIONALE

Q.	Why did CIENA decide to use an option exchange program instead of giving another supplemental grant?

A.	Supplemental grants reduce the total options available for future grants to employees. The Board of Directors determined that this program would accomplish three goals: (1) give employees the opportunity to own options with a lower exercise price, (2) refresh the option pool for future grants to employees, and (3) cancel many of the “overhang” options that are unlikely to be exercised in the near future.

Q.	Why didn’t we receive semi-annual grants instead of having the exchange program and losing the semi-annual grants?

A.	See the answer to the previous question.

Q.	Why didn’t the Board implement this program in October 2001 instead of issuing more options that went underwater almost immediately?

A.	The Board made the decision in the fall of 2001 to issue supplemental grants based on then-current market conditions and what it believed to be in the best interests of CIENA and its employees. At the time of the supplemental grant, it was not possible to foresee the future business climate and the sharp decline in CIENA’s stock price.

Q.	Why was the $12 floor selected?

A.	The floor price was determined by reviewing the exercise prices for current options that are “under water” and determining a floor price that would give employees maximum choice in selecting grants that were under water and stood the greatest chance of benefiting from a lower exercise price.

ELIGIBILITY

Q.	Why are non-U.S.-based employees not eligible to participate?

A.	CIENA has employees in 16 countries outside of the United States. Each country has different rules and regulations governing stock options, and it would be difficult and cost prohibitive to qualify and administer the program in each of these countries. In some countries, this type of program would be disadvantageous to employees from a tax perspective.

Q.	Why are executives and the Board of Directors not eligible to participate?

A.	CIENA’s Board of Directors and certain senior executives are ineligible in order to avoid any conflict of interest or the appearance of impropriety.

Q.	Why were certain executive officers granted options in March 2002? Do those options begin vesting immediately?

A.	Because these executive officers were not eligible to participate in the program, the Board approved the option grants at the same time that it approved the option exchange program, in order to retain these executives who are critical to the future success of CIENA. These options vest on a four-year schedule, with 25% vesting on the first anniversary of the date of grant and monthly thereafter.

Q.	May I participate in the offer if I am on short-term disability leave, family and medical leave, or military leave?

A.	Yes. If you are currently on STD, FMLA or military leave, you are an active employee of CIENA and eligible to participate in the program, provided that you satisfy the other eligibility requirements. In addition, if you are on STD, FMLA or military leave on the new grant date, you will be eligible to receive new options under the program.

Q.	What if I am receiving severance pay on the new grant date?

A.	You will not be eligible to receive new options under the program.

EXCHANGE RATE AND LOOK BACK

Q.	Who came up with a formula of one-for-two and why?

A.	The Board approved the one-for-two exchange rate for options granted on or before October 16, 2001. In exchange for a potentially lower strike price, employees agree to receive fewer option shares, and CIENA deposits the difference back into the pool of option shares available to be granted at a later date.

Q.	Are employees with options granted after October 16, 2001 required to participate in the offer?

A.	No. However, if an employee decides to participate in the offer, he or she must exchange all options granted after October 16, 2001.

Q.	Are employees with options granted on October 16, 2001 required to exchange those options in order to participate?

A.	No. You may choose to exchange or not to exchange options granted on October 16, 2001.

Q.	Are options granted on October 16, 2001 exchanged on a one-for-one basis?

A.	No, they are exchanged on a one-for-two basis. Options granted after October 16, 2001 are exchanged on a one-for-one basis.

Q.	How is the 6 month “look back” period calculated?

A.	The “look back” period is tracked from the date of commencement of the offer, April 17, 2002 and, accordingly, covers the period from October 17, 2001 to April 16, 2002.

Q.	What is the exchange for an odd number of shares?

A.	The exchange calculation is made and then rounded up to the next whole number.

TERMS AND CONDITIONS OF NEW OPTIONS

Q.	What does a 10 year term mean, and when does it begin?

A.	An employee has 10 years from the date of grant in which to exercise a vested stock option, provided that he or she remains an active employee of CIENA. The 10 year term for all new options granted under the program begins on the new grant date.

Q.	On what date will the exercise price of the new options be set?

A.	See page 1 of the offer. The exercise price of the new options will equal the closing sale price of CIENA’s common stock on the business day before the new grant date, on or about November 18, 2002.

Q.	What if the exercise price of my new options is higher than the exercise price of my canceled options?

A.	See pages 9-10 of the offer. Your new options will be subject to the new exercise price. One of the risks that you must evaluate in deciding whether to participate in the offer is that the exercise price of the new options may be higher than the exercise price of the old options.

Q.	Why must I wait six months and one day to receive my new options?

A.	See page 2 of the offer. By deferring the grant of new options for at least six months and one day, we believe that we will not have to record a compensation expense against our earnings, which compensation expense would be difficult to administer and would adversely affect our reported earnings.

Q.	Why is there a 6-month waiting period for exercising the new options?

A.	See page 3 of the offer. This waiting period is imposed in order to satisfy a particular exemption under the Fair Labor Standards Act.

Q.	If I exchange more than one grant, will I receive separate grants in November 2002?

A.	It depends. You will receive one grant for the total of all the old options exchanged in the offer that were granted on or before October 16, 2001. For example, if you trade in three such grants that totaled 1000 shares, you will receive one new grant for 500 shares on the new grant date. However, if you exchanged options that were granted after October 16, 2001, you will receive a separate grant for those options.

Q.	If I exchange my options, will I lose my current vesting?

A.	Yes, for options granted on or before October 16, 2001. The new options will be unvested when issued, and will start vesting over three years on the new grant date. For options granted after October 16, 2001, however, the vesting of the new options will continue on the same schedule as the old options.

CANCELLATION/TERMINATION/EXTENSION OF PROGRAM

Q.	Can CIENA cancel the program before November? In that case, would I lose my options?

A.	See pages 14-16 of the offer. After the expiration of the offer period, now set for May 17, 2002, CIENA may not cancel the program, and will be contractually bound to issue the new options. Under some circumstances, CIENA may cancel the program prior to the expiration of the offer period. If that were to happen, all tendered options would be returned to the employees.

Q.	Can the offer period be extended?

A.	See page 5 of the offer. CIENA may extend the offer period, in its discretion, and communicate that decision accordingly. Absent any extension, the offer period expires at 5 p.m. Eastern Daylight time on May 17, 2002.

TIMING OF PROGRAM

Q.	Why is the new grant date an approximate date in November?

A.	Because of a number of factors, including the possibility that we extend the offer period, it is impossible to determine at this time the exact date on which the new options will be granted.

Q.	Can I change my mind after May 17, 2002? What is the meaning of the June 13, 2002 date in the offer?

A.	No. However, if CIENA has failed to accept and cancel your options tendered for exchange within 40 business days after the commencement of the offer period (by June 13, 2002), you have the right to withdraw those options from the program.

ONI

Q.	Does the timing of the ONI merger affect the program?

A.	The ONI merger will have no effect on CIENA’s stock option exchange program and will proceed during the program.

Q.	ONI is in the process of a similar stock option exchange program. Is our program tied to theirs in any way?

A.	No. ONI’s decision to offer an option exchange program was made prior to CIENA’s acquisition announcement and independent of CIENA’s decision to offer an option exchange program.

CHANGE OF CONTROL

Q.	What happens if CIENA is acquired by another company before the new grant date?

A.	See pages 2 and 13 of the offer. If CIENA were acquired prior to the new grant date and the acquiring company agreed to assume the obligation to issue new options under the program, then new options granted under the program would be treated in the same manner as outstanding options assumed by such company. However, if the acquiring company did not agree to assume the obligation to issue new options under the program, then no new options would be granted. Your decision to participate in this program should consider this risk.

Q.	What happens if CIENA is acquired by another company after the new grant date?

A.	All new options granted under the program will be handled in the same manner as all other outstanding options in accordance with the terms of the new options, the terms of the plan pursuant to which the new options are granted, and the applicable agreement of reorganization.

Q.	Why did CIENA eliminate the accelerated vesting for options in the event of a change of control for options granted on or before October 16, 2001?

A.	The accelerated vesting provision was originally included in stock option agreements to offset the 12-month “cliff” that is associated with CIENA’s typical four year vesting schedule. Because the new options will vest over three years and will not have a 12-month cliff, there was no need for accelerated vesting.

Q.	Would the stock option exchange ratio change if CIENA were acquired and the acquiring company agreed to assume the program?

A.	The option exchange ratio for CIENA stock subject to options would remain the same. However, the new options would be granted on stock of the acquiring company and the number of shares granted would depend upon the conversion ratio between CIENA stock and the acquiring company’s stock under the terms of the acquisition.

Q.	If CIENA were acquired before the new grant date, how would the exercise price of the new options be calculated?

A.	If the option exchange program were assumed by the acquiring company, the exercise price would be the closing sale price of the acquiring company’s stock on the applicable market on the business day immediately preceding the new grant date, divided by the applicable conversion rate.

TAX CONSEQUENCES

Q.	What are the possible tax consequences of participation in the program?

A.	See pages 5 and 22-23 of the offer. We encourage you to consult your own tax advisor to determine the particular tax consequences, if any, of participating in the program.

Q.	If incentive stock options are not exchanged in the offer, will they remain as incentive stock options?

A.	See pages 5 and 23 of the offer. If you do not participate in the offer, we do not believe that the tax treatment of your eligible incentive stock options will change. It is possible, however, that the IRS could decide that your right to exchange incentive stock options under this offer is a “modification” of your incentive stock options, even though you will not have exchanged the options. A successful assertion by the IRS that an option is modified could extend the option’s holding period to qualify for favorable tax treatment and cause a portion of the incentive stock option to be treated as a nonqualified stock option.

Q.	Is CIENA suspending issuance of all option grants prior to the new grant date?

A.	No. New hires will receive a new hire grant at the time they are hired. If you do not participate in the program and are promoted in the next few months, you will receive your promotional grant at the time of the promotion. If you participate in the program and are promoted in the next few months, you will receive your promotional grant on or about the new grant date, with the exercise prices established at the time of the actual grant, not the time of the promotion.

ADMINISTRATIVE

Q.	On the transmittal form, how do I specify which options I am exchanging, if I have more than one grant on the same day?

A.	If you have more than one grant on the same day, the number of option shares will usually differentiate the grants. If not, we suggest you indicate the option number on the transmittal page.

Q.	Will I receive a confirmation?

A.	Employees who timely elect to participate in the program will subsequently receive confirmation of the options that they have elected to exchange.

Q.	How do I withdraw from the program after I have sent in my Letter of Transmittal?

A.	See page 6 of the offer. You may withdraw from the option exchange program at any time until 5:00 p.m. Eastern Daylight time on May 17, 2002, by notifying Stock Administration of your wish to withdraw. Stock Administration will send you an email confirmation that your options have been withdrawn from the program.

Q.	If I tender options and then withdraw from the program, may I later decide to participate again?

A.	Yes, provided that you complete another Letter of Transmittal and provide it to Stock Administration before the deadline for the close of the offer period.

Q.	How should I send in the form?

A.	See page 6 of the offer. Stock Administration strongly encourages you to fax your letter of transmittal to 410-865-8968. Should you choose to mail the forms, please be sure to send the forms via certified mail, return receipt requested, or with delivery confirmation. Keep in mind that all forms must be delivered to Stock Administration by 5:00 p.m. Eastern Daylight time on Friday, May 17, 2002. Any transmittal or withdrawal forms received after the close of the tender offer will not be honored.